Exhibit 99.1

EPR Properties Reports First Quarter 2025 Results
Increases 2025 Earnings Guidance

Kansas City, MO, May 7, 2025 -- EPR Properties (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2025 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2025	2024	% Change
Total revenue	$175,033	$167,232	4.7%
Net income available to common shareholders	59,771	56,677	5.5%
Net income available to common shareholders per diluted common share	0.78	0.75	4.0%
Funds From Operations as adjusted (FFOAA)(1)	91,740	85,723	7.0%
FFOAA per diluted common share (1)	1.19	1.13	5.3%
Adjusted Funds From Operations (AFFO)(1)	92,946	85,675	8.5%
AFFO per diluted common share (1)	1.21	1.12	8.0%

(1) A non-GAAP financial measure
First Quarter Company Headlines
•Executes on Investment Pipeline - During the first quarter of 2025, the Company's investment spending totaled $37.7 million, which included $14.3 million for the acquisition of an attraction property in New Jersey. Subsequent to quarter-end, the Company acquired land for $1.2 million and provided mortgage financing of $5.9 million secured by the improvements of a fitness & wellness property in Georgia and closed on land for a new build-to-suit eat & play property in Virginia for $1.6 million with a total expected cost of approximately $19.0 million at completion in 2026. Inclusive of the Virginia build-to-suit project, the Company has committed approximately $148.0 million for experiential development and redevelopment projects, which is expected to be funded over the next two years.
•Capital Recycling - During the first quarter of 2025, the Company made considerable progress towards its goal of reducing its theatre and education investments with the sale of three theatre properties and 11 early childhood education centers, as well as the prepayment in full on two mortgage note receivables, secured by two early childhood education centers. Total disposition proceeds were $78.9 million, and the Company recognized a net gain on sale of $9.4 million.
•Strong Liquidity Position - As of March 31, 2025, the Company had cash on hand of $20.6 million and $105.0 million outstanding on its $1.0 billion unsecured revolving credit facility. Subsequent to quarter-end, the Company fully repaid $300.0 million in senior unsecured notes due April 1, 2025 using borrowings under its credit facility. There are no other debt maturities in 2025.
•Increase in Monthly Dividend - As previously announced, the Company increased its monthly dividend by 3.5% to $0.295 per share starting with the dividend paid on April 15, 2025 to common shareholders of record as of March 31, 2025.
•Increases 2025 Earnings Guidance - The Company is increasing FFOAA per diluted common share guidance for 2025 to a range of $5.00 to $5.16 from a range of $4.94 to $5.14, representing an increase of 4.3% at the midpoint over 2024. The Company is also confirming investment spending guidance for 2025 of $200.0 million to $300.0 million and increasing disposition proceeds guidance to a range of $80.0 million to $120.0 million from a range of $25.0 million to $75.0 million.

“We are pleased to have delivered solid earnings growth in the first quarter and increase our guidance for the full year,” stated Company Chairman and CEO Greg Silvers. “We continue to see resilience at our experiential properties, as many consumers prioritize drive-to value oriented experiences, particularly in times of uncertainty. We also continue to make meaningful progress in our ongoing recycling strategy, as we recycle theatre and education assets and accretively redeploy capital into our target experiential sectors. With healthy rent coverage and a prudently positioned balance sheet, we remain encouraged by our outlook and growth opportunities.”

Investment Update
The Company's investment spending during the three months ended March 31, 2025 totaled $37.7 million and included $14.3 million for the acquisition of an attraction property in New Jersey. Investment spending for the quarter was primarily related to experiential build-to-suit development and redevelopment projects.

Subsequent to quarter-end, the Company acquired land for $1.2 million and provided mortgage financing of $5.9 million secured by the improvements of a fitness & wellness property in Georgia and closed on land for a new build-to-suit eat & play property in Virginia for $1.6 million with a total expected cost of approximately $19.0 million at completion in 2026. Inclusive of the Virginia build-to-suit project, the Company has committed approximately $148.0 million in additional spending for experiential development and redevelopment projects, which is expected to be funded over the next two years. The Company will continue to be more selective in making investments, utilizing cash on hand, excess cash flow, disposition proceeds and borrowings under our line of credit, until such time as the Company's cost of capital improves.

Capital Recycling
During the first quarter of 2025, the Company made considerable progress towards its goal of reducing its theatre and education investments with the sale of one vacant theatre property, two operating theatre properties, one vacant early childhood education center and 10 leased early childhood education centers for net proceeds totaling $70.8 million and recognized a net gain of $9.4 million. Additionally, on March 7, 2025, the Company received $8.1 million in net proceeds for prepayment in full on two mortgage note receivables that were secured by two early childhood education centers. The Company intends to recycle these proceeds into other experiential assets.

Strong Liquidity Position
The Company remains focused on maintaining strong liquidity and financial flexibility. At March 31, 2025, the Company had $20.6 million of cash on hand and $105.0 million outstanding on its $1.0 billion unsecured revolving credit facility.

Subsequent to March 31, 2025, the Company fully repaid its $300.0 million senior unsecured notes due April 1, 2025, using borrowings under its credit facility.

Portfolio Update
The Company's total assets were $5.5 billion (after accumulated depreciation of approximately $1.6 billion) and total investments (a non-GAAP financial measure) were $6.8 billion at March 31, 2025, with Experiential investments totaling $6.4 billion, or 94%, and Education investments totaling $0.4 billion, or 6%.

The Company's Experiential portfolio (excluding property under development, undeveloped land inventory and two joint venture properties) consisted of the following property types (owned or financed) at March 31, 2025:

•154 theatre properties;
•58 eat & play properties (including seven theatres located in entertainment districts);
•25 attraction properties;
•11 ski properties;
•four experiential lodging properties;
•22 fitness & wellness properties;
•one gaming property; and
•one cultural property.

As of March 31, 2025, the Company's wholly-owned Experiential portfolio consisted of approximately 18.5 million square feet, which includes 0.3 million square feet of vacant properties the Company intends to sell. The wholly-owned Experiential portfolio, excluding the vacant properties the Company intends to sell, was 99% leased or operated and included a total of $118.3 million in property under development and $20.2 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at March 31, 2025:
•46 early childhood education center properties; and
•nine private school properties.

As of March 31, 2025, the Company's wholly-owned Education portfolio consisted of approximately 1.1 million square feet. The wholly-owned Education portfolio was 100% leased.

The combined wholly-owned portfolio consisted of 19.6 million square feet, which includes 0.3 million square feet of vacant properties the Company intends to sell. The wholly-owned portfolio, excluding the vacant properties the Company intends to sell, was 99% leased or operated.

Dividend Information
The Company's Board of Trustees declared its monthly cash dividend to common shareholders of $0.295 per share, payable on April 15, 2025 to shareholders of record as of March 31, 2025. This dividend represents an annualized dividend of $3.54 per common share, an increase of 3.5% over the prior years annualized dividend (based upon the monthly dividend at the end of the prior year).

Additionally, the Company declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on both the Company's 5.75% Series C cumulative convertible preferred shares and Series G cumulative redeemable preferred shares and $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares, payable April 15, 2025 to shareholders of record as of March 31, 2025.

2025 Guidance
(Dollars in millions, except per share data):

	Current			Prior
Net income available to common shareholders per diluted common share	$2.98	to	$3.14	$2.84	to	$3.04
FFOAA per diluted common share	$5.00	to	$5.16	$4.94	to	$5.14
Investment spending	$200.0	to	$300.0	$200.0	to	$300.0
Disposition proceeds	$80.0	to	$120.0	$25.0	to	$75.0

The Company is increasing its 2025 earnings guidance for FFOAA per diluted common share to a range of $5.00 to $5.16 from a range of $4.94 to $5.14, representing an increase of 4.3% at the midpoint over 2024. The 2025 guidance for FFOAA per diluted common share is based on an FFO per diluted common share range of $5.01 to $5.17 adjusted for transaction costs, provision (benefit) for credit losses, net, and deferred income tax benefit. FFO per diluted common share for 2025 is based on a net income available to common shareholders per diluted common share range of $2.98 to $3.14 plus estimated real estate depreciation and amortization of $2.16 and allocated share of joint venture depreciation of $0.05, less estimated gain on sale of real estate of $0.12 and the impact of Series C and Series E dilution of $0.06 (in accordance with the NAREIT definition of FFO).

Additional earnings guidance detail can be found on page 23 in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/earnings-supplementals.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on May 8, 2025 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/webcasts. It is recommended that you join 10 minutes prior to the start of the event (although you may register and join the webcast at any time during the call).

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/webcasts.

Quarterly Supplemental
The Company's supplemental information package for the first quarter ended March 31, 2025 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2025	2024
Rental revenue	$146,359	$142,281
Other income	11,636	12,037
Mortgage and other financing income	17,038	12,914
Total revenue	175,033	167,232
Property operating expense	15,171	14,920
Other expense	12,611	12,976
General and administrative expense	14,024	13,908
Retirement and severance expense	—	1,836
Transaction costs	567	1
Provision (benefit) for credit losses, net	(652)	2,737
Depreciation and amortization	41,089	40,469
Total operating expenses	82,810	86,847
Gain on sale of real estate	9,384	17,949
Income from operations	101,607	98,334
Interest expense, net	33,021	31,651
Equity in loss from joint ventures	2,647	3,627
Income before income taxes	65,939	63,056
Income tax expense	136	347
Net income	$65,803	$62,709
Preferred dividend requirements	6,032	6,032
Net income available to common shareholders of EPR Properties	$59,771	$56,677
Net income available to common shareholders of EPR Properties per share:
Basic	$0.79	$0.75

Diluted	$0.78	$0.75
Shares used for computation (in thousands):
Basic	75,804	75,398
Diluted	76,215	75,705

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	March 31, 2025	December 31, 2024
Assets
Real estate investments, net of accumulated depreciation of $1,595,820 and $1,562,645 at March 31, 2025 and December 31, 2024, respectively	$4,353,893	$4,435,358
Land held for development	20,168	20,168
Property under development	118,264	112,263
Operating lease right-of-use assets	180,557	173,364
Mortgage notes and related accrued interest receivable, net of allowance for credit losses of $6,259 and $17,111 at March 31, 2025 and December 31, 2024, respectively	659,004	665,796
Investment in joint ventures	11,361	14,019
Cash and cash equivalents	20,572	22,062
Restricted cash	6,354	13,637
Accounts receivable	85,811	84,589
Other assets	76,565	75,251
Total assets	$5,532,549	$5,616,507
Liabilities and Equity
Accounts payable and accrued liabilities	$93,248	$107,976
Operating lease liabilities	219,305	212,400
Dividends payable	28,472	31,863
Unearned rents and interest	78,550	80,565
Debt	2,791,962	2,860,458
Total liabilities	3,211,537	3,293,262
Total equity	$2,321,012	$2,323,245
Total liabilities and equity	$5,532,549	$5,616,507

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, costs associated with loan refinancing or payoff, preferred share redemption costs and impairment of operating lease right-of-use assets and subtracting sale participation income, gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization and share-based compensation expense to management and Trustees; and subtracting amortization of above and below market leases, net and tenant allowances, maintenance capital expenditures (including second generation tenant improvements and leasing commissions), straight-lined rental revenue (removing the impact of straight-lined ground sublease expense), the non-cash portion of mortgage and other financing income and the allocated share of joint venture non-cash items.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as supplemental measures to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO including per share amounts for FFO and FFOAA, for the three months ended March 31, 2025 and 2024 and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2025	2024
FFO:
Net income available to common shareholders of EPR Properties	$59,771	$56,677
Gain on sale of real estate	(9,384)	(17,949)
Real estate depreciation and amortization	40,932	40,282
Allocated share of joint venture depreciation	1,036	2,416
FFO available to common shareholders of EPR Properties	$92,355	$81,426

FFO available to common shareholders of EPR Properties	$92,355	$81,426
Add: Preferred dividends for Series C preferred shares	1,938	1,938
Add: Preferred dividends for Series E preferred shares	1,938	1,938
Diluted FFO available to common shareholders of EPR Properties	$96,231	$85,302

FFOAA:
FFO available to common shareholders of EPR Properties	$92,355	$81,426
Retirement and severance expense	—	1,836
Transaction costs	567	1
Provision (benefit) for credit losses, net	(652)	2,737
Deferred income tax benefit	(530)	(277)
FFOAA available to common shareholders of EPR Properties	$91,740	$85,723

FFOAA available to common shareholders of EPR Properties	$91,740	$85,723
Add: Preferred dividends for Series C preferred shares	1,938	1,938
Add: Preferred dividends for Series E preferred shares	1,938	1,938
Diluted FFOAA available to common shareholders of EPR Properties	$95,616	$89,599

AFFO:
FFOAA available to common shareholders of EPR Properties	$91,740	$85,723
Non-real estate depreciation and amortization	157	187
Deferred financing fees amortization	2,206	2,212
Share-based compensation expense to management and trustees	3,867	3,692
Amortization of above and below market leases, net and tenant allowances	(81)	(84)
Maintenance capital expenditures (1)	(1,251)	(1,555)
Straight-lined rental revenue	(3,397)	(3,670)
Straight-lined ground sublease expense	2	32
Non-cash portion of mortgage and other financing income	(297)	(862)
AFFO available to common shareholders of EPR Properties	$92,946	$85,675

AFFO available to common shareholders of EPR Properties	$92,946	$85,675
Add: Preferred dividends for Series C preferred shares	1,938	1,938
Add: Preferred dividends for Series E preferred shares	1,938	1,938
Diluted AFFO available to common shareholders of EPR Properties	$96,822	$89,551

	Three Months Ended March 31,
	2025	2024
FFO per common share:
Basic	$1.22	$1.08
Diluted	1.20	1.07
FFOAA per common share:
Basic	$1.21	$1.14
Diluted	1.19	1.13
AFFO per common share:
Basic	$1.23	$1.14
Diluted	1.21	1.12
Shares used for computation (in thousands):
Basic	75,804	75,398
Diluted	76,215	75,705

Weighted average shares outstanding-diluted EPS	76,215	75,705
Effect of dilutive Series C preferred shares	2,336	2,301
Effect of dilutive Series E preferred shares	1,665	1,663
Adjusted weighted average shares outstanding-diluted Series C and Series E	80,216	79,669
Other financial information:
Dividends per common share	$0.865	$0.835

(1) Includes maintenance capital expenditures and certain second generation tenant improvements and leasing commissions.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO, FFOAA and AFFO per share for the three months ended March 31, 2025 and 2024. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO, FFOAA and AFFO per share for those periods.

Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net, and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced by cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets Ratio
Net Debt to Gross Assets Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of this ratio in a similar manner. The Company's method of calculating the Net Debt to Gross Assets Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from dispositions of real estate, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure because it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and because it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above) for the quarter excluding sale participation income, gain on insurance recovery, retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, impairment losses on operating lease right-of-use assets and prepayment fees.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Net Debt to Adjusted EBITDAre Ratio
Net Debt to Adjusted EBITDAre Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate our capital structure and the magnitude of our debt against our operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating the Net Debt to Adjusted EBITDAre Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliations of debt, total assets and net income (all reported in accordance with GAAP) to Net Debt, Gross Assets, Net Debt to Gross Assets Ratio, EBITDAre, Adjusted EBITDAre and Net Debt to Adjusted EBITDAre Ratio (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands except ratios):

	March 31,
	2025	2024
Net Debt:
Debt	$2,791,962	$2,817,710
Deferred financing costs, net	17,630	23,519
Cash and cash equivalents	(20,572)	(59,476)
Net Debt	$2,789,020	$2,781,753

Gross Assets:
Total Assets	$5,532,549	$5,694,036
Accumulated depreciation	1,595,820	1,470,507
Cash and cash equivalents	(20,572)	(59,476)
Gross Assets	$7,107,797	$7,105,067

Debt to Total Assets Ratio	50%	49%
Net Debt to Gross Assets Ratio	39%	39%

	Three Months Ended March 31,
	2025	2024
EBITDAre and Adjusted EBITDAre:
Net income	$65,803	$62,709
Interest expense, net	33,021	31,651
Income tax expense	136	347
Depreciation and amortization	41,089	40,469
Gain on sale of real estate	(9,384)	(17,949)
Allocated share of joint venture depreciation	1,036	2,416
Allocated share of joint venture interest expense	375	2,131
EBITDAre	$132,076	$121,774

Retirement and severance expense	—	1,836
Transaction costs	567	1
Provision (benefit) for credit losses, net	(652)	2,737
Adjusted EBITDAre (for the quarter)	$131,991	$126,348

Adjusted EBITDAre (annualized) (1)	$527,964	$505,392

Net Debt/Adjusted EBITDAre Ratio	5.3	5.5

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annualized amount but does not include the annualization of investments put in service, acquired or disposed of during the quarter, as well as the potential earnings on property under development, the annualization of percentage rent and participating interest and adjustments for other items. See detailed calculation and reconciliation of Annualized Adjusted EBITDAre and Net Debt/Annualized EBITDAre ratio that includes these adjustments in the Company's Supplemental Operating and Financial Data for the quarter ended March 31, 2025.

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable and related accrued interest receivable, net, investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total assets (computed in accordance with GAAP) to total investments is included in the following table (unaudited, in thousands):

	March 31, 2025	December 31, 2024
Total assets	$5,532,549	$5,616,507
Operating lease right-of-use assets	(180,557)	(173,364)
Cash and cash equivalents	(20,572)	(22,062)
Restricted cash	(6,354)	(13,637)
Accounts receivable	(85,811)	(84,589)
Add: accumulated depreciation on real estate investments	1,595,820	1,562,645
Add: accumulated amortization on intangible assets (1)	29,892	31,876
Prepaid expenses and other current assets (1)	(40,007)	(39,464)
Total investments	$6,824,960	$6,877,912

Total Investments:
Real estate investments, net of accumulated depreciation	$4,353,893	$4,435,358
Add back accumulated depreciation on real estate investments	1,595,820	1,562,645
Land held for development	20,168	20,168
Property under development	118,264	112,263
Mortgage notes and related accrued interest receivable, net	659,004	665,796
Investment in joint ventures	11,361	14,019
Intangible assets, gross (1)	63,239	64,317
Notes receivable and related accrued interest receivable, net (1)	3,211	3,346
Total investments	$6,824,960	$6,877,912

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:

	March 31, 2025	December 31, 2024
Intangible assets, gross	$63,239	$64,317
Less: accumulated amortization on intangible assets	(29,892)	(31,876)
Notes receivable and related accrued interest receivable, net	3,211	3,346
Prepaid expenses and other current assets	40,007	39,464
Total other assets	$76,565	$75,251
About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues that create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have total assets of approximately $5.5 billion (after accumulated depreciation of approximately $1.6 billion) across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our guidance, our capital resources and liquidity, our pursuit of growth opportunities, the timing of transaction closings and investment spending, our ongoing negotiations to exit from certain joint ventures or the ultimate terms of any such exit, our expected cash flows, the performance of our customers, our expected cash collections and our results of operations and financial condition. The forward-looking statements presented herein are based on the Company's current expectations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 816-472-1700
www.eprkc.com